Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands, Inc. Announces Second Quarter 2017 Results

LOUISVILLE, Ky. (August 10, 2017) - Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”), today announced financial results for the second quarter and six months ended June 30, 2017.

“TPB continues to make meaningful progress against our strategic plan,” said Larry Wexler, President and Chief Executive Officer.  “Execution of programs supporting our three focus brands continues to produce strong results and improved cash flow.  In Smokeless products, Stoker’s once again increased its retail market share, while the Zig-Zag brand in Smoking products delivered strong momentum and the VaporBeast distribution engine in NewGen yielded exceptional results.  We intend to continue to drive organic growth and use our steady cash flow to fund incremental brand building initiatives, sales force expansion, regulatory infrastructure enhancements and accretive acquisitions.”

Results at a Glance
Year-to-date June 30, 2017
(Comparisons vs. same period year-ago)

✓	Net sales increased 36.9% to a record $138.9 million
✓	Gross profit increased 20.5% to a record $59.7 million
✓	Net income attributable to TPB was $9.3 million, up $6.3 million from a year-ago
✓	Adjusted EBITDA increased 16.3% to a record $29.4 million (see Schedule A for a reconciliation to net income)
✓	Salesforce infrastructure investment continued with manpower for the year-to-date period up approximately 5%

Second Quarter 2017
(Comparisons vs. same period year-ago)

✓	Net sales increased 39.8% to a record $72.1 million
✓	Gross profit increased 28.6% to a record $32.0 million
✓	Net income attributable to TPB was $7.4 million, up $6.6 million from a year-ago
✓	Adjusted EBITDA increased 22.8% to a record $15.8 million (see Schedule A for a reconciliation to net income)
✓	Other highlights from the second quarter:
o	Increased retail market share in both chewing tobacco and Stoker’s Moist Snuff Tobacco (“MST”) according to MSAi[1]

1 Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers. TPB measures “MST” excluding pouch and snus products.

o	Expanded retail market share in Zig-Zag cigarette papers and maintained a strong, industry leading share in Make-Your-Own (“MYO”) cigar wraps, also under the Zig-Zag brand
o	The quarter had one fewer shipping day to the trade versus 2016

Recent Events:

•
As previously announced, TPB entered into a strategic partnership with Miami-based The Hand Media, Inc., d/b/a Vapor Shark.  Vapor Shark markets proprietary vapor devices, manufactures proprietary e-liquids and sells a full assortment of vaping accessories both on-line and through Vapor Shark branded retail stores.  As a result, of TPB gaining control of Vapor Shark’s operations in the second quarter, Vapor Shark is treated as a variable interest entity (“VIE”) and its results have been consolidated into TPB's 2017 second quarter.  TPB was granted a warrant to purchase the company for a nominal amount.  On June 30, 2017, TPB exercised its warrant and acquired Vapor Shark.

“I am pleased to announce our third acquisition since going public just over one year-ago,” said Wexler.  “We believe the Vapor Shark acquisition will be accretive in the first twelve months and anticipate meaningful integration synergies with our VaporBeast platform.”

•
On June 30th, 2017, TPB filed a Form S-3 Registration Statement with the Securities and Exchange Commission (“SEC”) to provide for the potential to offer up to $200 million in the aggregate of our common stock, preferred stock, depository shares, warrants and units as well as a potential secondary offering of up to approximately 12.8 million shares of TPB common stock by selling shareholders.  “While we have no plans to use the shelf registration at the present time, we believe it provides future flexibility as we continue to drive our organic growth and strategic initiatives,” said Wexler.

•	On Friday, July 28, 2017, the Food and Drug Administration (“FDA”) announced a series of changes with regard to the regulation of tobacco and nicotine products:
o
FDA acknowledged that there is indeed a continuum of risk and identified cigarettes as the largest tobacco public health issue.  TPB does not sell cigarettes.  “Nicotine – while highly addictive – is delivered through products that represent a continuum of risk and is most harmful when delivered through smoke particles in combustible cigarettes.”

o	Premarket applications for newly regulated combustible products (e.g. cigars and pipe tobacco) will be extended until August 8, 2021, for those products on the market as of August 8, 2016
o	Premarket applications for newly regulated vapor products (e.g. “ENDS” or e-cigarettes) will be extended until August 8, 2022, for those products on the market as of August 8, 2016

o	FDA also eliminated the “sunset policy,” a.k.a. “continued compliance” period, thereby permitting manufacturers to continue selling products while such applications are under review by FDA
o
FDA plans to “make the product review process more efficient, predictable, and transparent for manufacturers.”  The FDA will finalize guidance for Premarket Tobacco Applications (“PMTAs”) with regard to ENDS manufacturers and issue regulations outlining what information it expects to be included in PMTAs and Substantial Equivalence reports

“Collectively, my senior management team averages over 20 years of experience in the highly regulated tobacco space,” said Wexler.  “Competing in a regulated market is part of the fabric of our company.  We applaud the bold new approach by Commissioner Gottlieb and look forward to working with the FDA to implement a sensible regulatory regime based on the continuum of risk.”

Management Observations on the Year-to-Date and Second Quarter

Smokeless Products Segment (31% of total net sales in the quarter)

On a year-to-date basis, Smokeless products net sales increased $2.2 million, or 5.6%, to a record $42.3 million with gross profit up $0.7 million to a record $20.8 million.

For the second quarter, Smokeless products net sales increased modestly to a record $22.0 million on the continuing growth of Stoker’s MST.  Smokeless products growth remains encouraging, particularly given that (i) year-ago sales were favorably influenced by a late second quarter 2016 trade show by an estimated $1.3 million; (ii) the 2017 second quarter had one less shipping day; and (iii) there was a continued industry-wide negative impact associated with the Pennsylvania tax increase (see excise tax discussion below).  Despite a highly competitive environment, Stoker’s MST cases shipped in the quarter rose about 10%.  For the quarter, total Smokeless segment volume decreased 1.0% and price/mix increased 2.6%.

Year-over-year industry volumes for chewing tobacco declined by approximately 10.0% in the quarter while MST was up approximately 1%, according to MSAi.2  TPB outpaced the industry in the quarter on the strength of Stoker’s and grew its MSAi share in both chewing tobacco and MST.

For the quarter, gross profit for the Smokeless segment increased 5.9%, to a record $11.5 million.  Segment gross margin expanded 220 basis points to 52.4%.

Smoking Products Segment (37% of total net sales in the quarter)

On a year-to-date basis, Smoking products net sales softened by $0.5 million to $54.2 million with gross profit decreasing $0.2 million to $27.8 million.

2 TPB measures industry MST volumes excluding pouch and snus products.

For the second quarter, net sales of Smoking products increased $0.2 million for the quarter to $27.0 million.  Net sales in the Smoking segment were unfavorably impacted by the previously communicated April 1, 2017 California tax on MYO cigar wraps (see excise tax discussion below).  Zig-Zag ‘Rillo cigar wraps continued to produce robust sales gains associated with expanded retail distribution.  For the quarter, Smoking products volumes decreased 1.9%, while price/mix increased 2.8%.

Industry volumes for cigarette papers increased by low-single-digits while MYO cigar wraps grew by double-digits, according to MSAi.  Zig-Zag increased its market share versus the year-ago period in cigarette papers and maintained its industry leading share in MYO cigar wraps, according to MSAi.

Smoking products gross profit for the quarter increased by $0.4 million to $14.1 million.  Gross margin increased to 52.2% of net sales compared with 51.0% for the year-ago quarter.

The TPB core tobacco portfolio (Smokeless and Smoking) continued to produce steady and positive results with a net sales increase of $0.6 million in the quarter to $49.0 million and a 4.4% expansion in gross profit to $25.7 million.

NewGen (New Generation) Products Segment (32% of total net sales in the quarter)

On a year-to-date basis, net sales for NewGen products increased $35.7 million to a record $42.4 million with gross profit increasing $9.6 million to $11.1 million.  VaporBeast, and the inclusion of Vapor Shark VIE results, fueled exceptionally strong segment performance.

For the second quarter, NewGen products net sales grew $19.9 million to a record $23.0 million, on continued VaporBeast momentum and $3.2 million from the inclusion of sales from Vapor Shark.  Volume increased 621% while price/mix accounted for an increase of 22%.

Gross profit for the NewGen segment increased by $6.0 million over the year-ago second quarter to a record $6.3 million.  Gross profit from the variable interest entity Vapor Shark was $1.2 million.  Gross margin strengthened to 27.5% versus 10.0% in the year-ago quarter.

Regarding VaporBeast, the company's NewGen distribution engine, “we are very pleased with the trajectory of the VaporBeast business,” noted Wexler.  “Improved selling and operating activities are yielding solid results as we focus on expanding both retail penetration and share of customer requirements.  Moving forward, we expect meaningful synergies and operational improvements associated with the recent Vapor Shark acquisition.”

As part of the Vapor Shark transaction, we assumed certain debts and other liabilities totaling approximately $3.9 million and acquired assets valued at $3.9 million.  Since our March 2017 partnership agreement was announced, we have worked collaboratively with the Vapor Shark team to improve chronic out-of-stock inventory issues and to bring process improvements across the Vapor Shark organization.  Vapor Shark had a loss of $0.6 million in the second quarter.  We see meaningful opportunities to leverage the Vapor Shark proprietary products more broadly and anticipate that significant synergies can be realized with the VaporBeast platform.  While we do not intend to disclose Vapor Shark results separately moving forward, and given the need and time required for significant structural transformations, we are currently projecting Vapor Shark’s net sales for the next twelve months to be approximately $10 million and income before income taxes to approximate $1.0 million.

Other Performance Measures

Total company net sales grew 39.8% to a record $72.1 million in the second quarter. Net sales growth was driven by volume gains of 35.9% with price/mix contributing another 3.9%.

Consolidated selling, general and administrative (“SG&A”) expenses for the quarter were $18.4 million compared to $14.1 million in 2016 due primarily to the inclusion of the VaporBeast and Vapor Shark SG&A, strategic expenses, and sales and marketing infrastructure investments.

Certain components of second quarter 2017 SG&A were as follows:
•	Vapor Shark SG&A was $1.8 million
•	Strategic expenses were $0.4 million, up $0.4 million from a year earlier
•	New product launch costs of $0.3 million were $0.3 million higher than a year-ago
•	Non-recurring public company costs were $0.6 million lower than a year-ago costs which were incurred in connection with the May 2016 IPO
•	Recurring public company costs were $0.4 million

New product launch costs in cost of goods sold in the 2017 second quarter were $0.2 million compared to $0.3 million in the second quarter a year-ago.

Interest expense for the quarter ended June 30, 2017 was $4.0 million, which is $2.8 million, or 41.2%, lower than the year-ago period.  This decrease is principally attributable to lower average debt levels since our initial public offering coupled with lower interest rates as a result of our February 2017 debt refinancing.

Investment income from our Master Settlement Agreement escrow monies amounted to $0.1 million in the quarter.

For the quarter ended June 30, 2017 diluted earnings per share were $0.38.

Capital expenditures in the second quarter totaled $0.2 million.

Total debt at June 30, 2017 was $221.6 million.  Net debt at June 30, 2017 was $219.9 million, compared to $215.3 million as of December 31, 2016, an increase of $4.6 million.  Net debt at June 30, 2017 to rolling twelve month Adjusted EBITDA was 3.9x (see Schedule C for a reconciliation).  Net debt at June 30, 2017 to pro forma acquisition EBITDA was 3.7x (See Schedule D).

At June 30, 2017, there were 19.0 million common shares outstanding.  Weighted average fully diluted shares for the three and six months ended June 30, 2017 were 19.6 million.

Impact of Excise Tax Changes

Pennsylvania implemented a $0.55 per ounce excise tax on smokeless products effective October 1, 2016.  The impact of the tax increase on trade volumes in the quarter was material to both the industry and TPB.  While industry and TPB Pennsylvania volumes are off versus year-ago by approximately 30% in chew and 10% percent in MST, volumes have strengthened sequentially with positive mid-single-digits growth for both chewing tobacco and MST.  TPB will continue to monitor the impact this excise tax has on consumer behavior.

California passed Proposition 56 in November 2016, which included new state excise taxes on cigar wraps for the first time.  Effective July 1, 2017, the tax on all OTP products increased to 65.08%.  California represents about 5% of industry MYO cigar wraps volumes, which generally parallels TPB sales percentages.  We believe that the new excise tax on MYO cigar wraps adversely impacted category sales, as California industry sales for the quarter contracted by 17% with TPB off more sharply by 27% versus year-ago.  We are addressing the initial adverse TPB trends with promotional strategies and new products.  We anticipate that California Proposition 56 will affect trade behavior for the next six months, and we will continue to closely evaluate its impact on consumer behavior.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Thursday, August 10, 2017.  Investment community participants should dial in ten minutes ahead of time using the toll free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site one hour following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, Kentucky based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB, through its three focus brands,  Zig-Zag® in Smoking Products, Stoker’s® in Smokeless Products and the VaporBeast™ distribution engine in NewGen Products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure.  TPB does not sell cigarettes.

More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;

•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;
•	our distribution of foreign-made vapor products from manufacturers from whom we may have no recourse in the event of significant liability exposure;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	decrease in value of our deferred tax assets;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us; and

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Contacts:

Investment Community
Mark A. Stegeman, Senior Vice President, Chief Financial Officer
ir@tpbi.com, (502) 774-9238

Media
Terry McWilliams, President, Mozaic Investor Relations
ir@tpbi.com, (502) 774-9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended
	June 30, 2017	June 30, 2016
Net sales	$72,086	$51,581
Cost of sales	40,091	26,707
Gross profit	31,995	24,874
Selling, general and administrative expenses	18,360	14,098
Operating income	13,635	10,776
Interest expense	4,046	6,876
Investment income	(89)	(332)
Loss on extinguishment of debt	-	2,824
Income before income taxes	9,678	1,408
Income tax expense	2,795	609
Consolidated net income	6,883	799
Net loss attributable to non-controlling interest	(556)	-
Net income attributable to Turning Point Brands, Inc.	$7,439	$799

Basic earnings per common share:
Net income	$0.39	$0.05
Diluted earnings per common share:
Net income	$0.38	$0.05
Weighted average common shares outstanding:
Basic	18,886,418	15,274,446
Diluted	19,585,069	16,877,291

Supplemental disclosures of statement of income information:
Excise tax expense	$5,028	$5,280
FDA fees	$150	$83

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Six Months Ended
	June 30, 2017	June 30, 2016
Net sales	$138,874	$101,447
Cost of sales	79,213	51,926
Gross profit	59,661	49,521
Selling, general and administrative expenses	35,269	27,836
Operating income	24,392	21,685
Interest expense	8,979	15,338
Investment income	(203)	(332)
Loss on extinguishment of debt	6,116	2,824
Income before income taxes	9,500	3,855
Income tax expense	740	822
Consolidated net income	8,760	3,033
Net loss attributable to non-controlling interest	(556)	-
Net income attributable to Turning Point Brands, Inc.	$9,316	$3,033

Basic earnings per common share:
Net income	$0.49	$0.24
Diluted earnings per common share:
Net income	$0.48	$0.22
Weighted average common shares outstanding:
Basic	18,829,130	12,476,719
Diluted	19,565,522	13,924,626

Supplemental disclosures of statement of income information:
Excise tax expense	$10,107	$10,546
FDA fees	$300	$168

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	June 30, 2017	December 31, 2016
Current assets:
Cash	$1,686	$2,865
Accounts receivable, net of allowances of $32 in 2017 and $35 in 2016	2,802	2,181
Inventories	67,826	62,185
Other current assets	11,190	11,625
Total current assets	83,504	78,856
Property, plant and equipment, net	8,393	7,590
Deferred income taxes	5,688	6,288
Deferred financing costs, net	707	139
Goodwill	134,620	134,390
Other intangible assets, net	26,787	27,138
Master Settlement Agreement - escrow deposits	30,853	30,410
Other assets	372	209
Total assets	$290,924	$285,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,759	$9,153
Accrued liabilities	12,812	15,336
Accrued interest expense	362	394
Current portion of long-term debt	7,850	1,650
Revolving credit facility	25,000	15,034
Total current liabilities	54,783	41,567
Notes payable and long-term debt	188,735	201,541
Postretirement benefits	4,404	4,407
Pension benefits	283	423
Other long-term liabilities	883	3,024
Total liabilities	249,088	250,962

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares, 2017 19,029,404 and 2016 18,402,022	190	184
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	102,975	104,895
Accumulated other comprehensive loss	(3,673)	(4,049)
Accumulated deficit	(57,656)	(66,972)
Total stockholders' equity	41,836	34,058
Total liabilities and stockholders' equity	$290,924	$285,020

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Six Months Ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Consolidated net income	$8,760	$3,033
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	6,116	2,824
Loss on sale of fixed assets	17	-
Depreciation expense	771	586
Amortization of deferred financing costs	530	719
Amortization of original issue discount	66	459
Amortization of other intangible assets	351	-
Interest incurred but not paid on PIK Toggle Notes	-	3,422
Interest incurred but not paid on 7% Senior Notes	-	329
Interest paid on PIK Toggle Notes	-	(9,893)
Deferred income taxes	371	50
Stock-based compensation expense	272	46
Changes in operating assets and liabilities:
Accounts receivable	(621)	(1,269)
Inventories	(4,035)	(7,417)
Other current assets	612	943
Other assets	(72)	(62)
Accounts payable	(629)	1,234
Accrued pension liabilities	96	131
Accrued postretirement liabilities	(3)	(59)
Accrued liabilities and other	(6,236)	(4,188)
Net cash provided by (used in) operating activities	6,366	(9,112)

Cash flows from investing activities:
Acquisitions, net of cash acquired	268	-
Capital expenditures	(567)	(859)
Net cash used in investing activities	(299)	(859)

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Six Months Ended
	June 30, 2017	June 30, 2016
Cash flows from financing activities:
Proceeds from 2017 revolving credit facility	25,000	-
Proceeds from 2017 first lien term loans	145,000	-
Proceeds from 2017 second lien term loan	55,000	-
Payments of 2017 first lien term loans	(1,462)	-
Payments of financing costs	(4,765)	(200)
Proceeds from (payments of) old revolving credit facility	(15,083)	6,603
Payments of first lien term loan	(147,362)	(3,563)
Payments of second lien term loan	(60,000)	(20,000)
Payments of Vapor Shark loans	(1,867)	-
Prepaid equity issuance costs	(164)	-
Payment of PIK Toggle Notes	-	(24,107)
Redemption of Intrepid options	-	(661)
Redemption of Intrepid warrants	-	(5,500)
Exercise of options	1,097	8
Redemption of options	(1,636)
Surrender of options	(1,000)	-
Proceeds from issuance of stock	-	56,168
Distribution to non-controlling interest	(4)	-
Net cash provided by (used in) financing activities	(7,246)	8,748

Net decrease in cash	(1,179)	(1,223)
Cash, beginning of period	2,865	4,835
Cash, end of period	$1,686	$3,612

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less LIFO charges.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended
	June 30, 2017	June 30, 2016
Net income attributable to Turning Point Brands, Inc.	$7,439	$799
Add:
Interest expense	4,046	6,876
Loss on extinguishment of debt	-	2,824
Income tax expense	2,795	609
Depreciation expense	417	293
Amortization expense	176	-
EBITDA	$14,873	$11,401
Components of Adjusted EBITDA
LIFO adjustment (a)	(302)	264
Pension/postretirement expense (b)	50	119
Stock options, restricted stock and incentives expense (c)	175	24
Foreign exchange hedging (d)	(21)	56
Strategic initiatives (e)	444	30
New product launch costs (f)	533	326
IPO related compensation costs (g)	-	605
Adjusted EBITDA	$15,752	$12,825

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents product launch costs of our new product lines.
(g)	Represents non-recurring compensation expenses incurred with the May 2016 IPO.

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Six Months Ended
	June 30, 2017	June 30, 2016
Net income attributable to Turning Point Brands, Inc.	$9,316	$3,033
Add:
Interest expense	8,979	15,338
Loss on extinguishment of debt	6,116	2,824
Income tax expense	740	822
Depreciation expense	771	586
Amortization expense	351	-
EBITDA	$26,273	$22,603
Components of Adjusted EBITDA
LIFO adjustment (a)	887	572
Pension/postretirement expense (b)	168	236
Stock options, restricted stock and incentives expense (c)	220	46
Foreign exchange hedging (d)	(90)	35
Strategic initiatives (e)	771	462
New product launch costs (f)	1,161	718
IPO related compensation costs (g)	-	605
Adjusted EBITDA	$29,390	$25,277

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents product launch costs of our new product lines.
(g)	Represents non-recurring compensation expenses incurred with the May 2016 IPO.

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands)

	Consolidated		Consolidated
	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net sales	$72,086	$51,581	$138,874	$101,447
Cost of sales	40,091	26,707	79,213	51,926
Gross profit	31,995	24,874	59,661	49,521
Gross margin	44.4%	48.2%	43.0%	48.8%

LIFO adjustment (a)	(302)	264	887	572
Gross profit excluding LIFO	$31,693	$25,138	$60,548	$50,093

Gross margin excluding LIFO	44.0%	48.7%	43.6%	49.4%

	Smokeless Segment (b)		Smokeless Segment (b)
	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net sales	$22,021	$21,691	$42,269	$40,030
Cost of sales	10,483	10,799	21,477	19,928
Gross profit	11,538	10,892	20,792	20,102
Gross margin	52.4%	50.2%	49.2%	50.2%

LIFO adjustment (a)	(402)	283	722	699
Gross profit excluding LIFO	$11,136	$11,175	$21,514	$20,801

Gross margin excluding LIFO	50.6%	51.5%	50.9%	52.0%

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Smokeless segment represents majority of the LIFO cost, no other segments are presented due to the insignificance of the LIFO cost to those segments.

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in millions)

	June 30, 2017	December 31, 2016

Cash	$1.7	$2.9

Total Debt	221.6	218.2

Net Debt	$219.9	$215.3

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
July 1, 2016 - June 30, 2017
(dollars in thousands)

	3rd Quarter 2016	4th Quarter 2016	1st Quarter 2017	2nd Quarter 2017	Rolling 12 Months

Net income attributable to Turning Point Brands, Inc.	$6,793	$17,087	$1,877	$7,439	$33,196
Add:
Interest expense	5,557	5,726	4,933	4,046	20,262
Loss on extinguishment of debt	-	-	6,116	-	6,116
Income tax expense (benefit)	(180)	(12,647)	(2,055)	2,795	(12,087)
Depreciation expense	310	331	354	417	1,412
Amortization expense	-	58	175	176	409

EBITDA	$12,480	$10,555	$11,400	$14,873	$49,308
Components of Adjusted EBITDA
LIFO adjustment	(78)	397	1,189	(302)	1,206
Pension/Postretirement expense	117	58	118	50	343
Stock option and incentives expense	99	35	45	175	354
Foreign exchange hedging (gain) loss	-	91	(69)	(21)	1
Strategic initiatives	9	1,116	327	444	1,896
New product launch costs	1,051	909	628	533	3,121
IPO related compensation costs	-	310	-	-	310
Adjusted EBITDA	$13,678	$13,471	$13,638	$15,752	$56,539

Net Debt / 12 months ended June 30, 2017 rolling Adjusted EBITDA					3.9	x

Schedule D

Turning Point Brands, Inc.
Pro forma Leverage Ratio
(dollars in thousands)

12 months ended June 30, 2017 rolling Adjusted EBITDA	$56,539
Acquisition adjustment (a)	3,276
Pro forma acquisition EBITDA	$59,815

Net Debt	$219,899

Pro forma Leverage Ratio (b)	3.7	x

(a)	Adjustment to adjusted EBITDA per the 2017 debt agreement to give effect to the fourth quarter 2016 acquisitions.
(b)	Pro forma leverage ratio is calculated by Net Debt / pro forma acquisition EBITDA.